As filed with the Securities and Exchange Commission on August 24, 2026
Registration No. 333-289299
Registration No. 333-272967
Registration No. 333-260098
Registration No. 333-259175
Registration No. 333-280401
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-289299
Form S-8 Registration Statement No. 333-272967
Form S-8 Registration Statement No. 333-260098
Form S-8 Registration Statement No. 333-259175
Form S-8 Registration Statement No. 333-280401
UNDER THE SECURITIES ACT OF 1933
TRULIEVE CANNABIS CORP.
(Exact name of registrant as specified in its charter)

Delaware	84-2231905
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
3494 Martin Hurst Road
Tallahassee, FL 32312
(Address of principal executive offices)

Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan
Third Amended and Restated Trulieve Cannabis Corp. 2021 Omnibus Incentive Plan
(Full title of the plan(s))
Kim Rivers
Chairman and Chief Executive Officer
Trulieve Cannabis Corp.
3494 Martin Hurst Road
Tallahassee, FL 32312
(Name and address of agent for service)
(850) 298-8866
(Telephone number, including area code, of agent for service)
Copies to:

Derek Sigel DLA Piper (Canada) LLP Bay Adelaide Centre – West Tower Suite 5100 – 333 Bay Street Toronto, Ontario M5H 2R2 Canada (416) 365-3500	Eric Powers, Esq. Trulieve Cannabis Corp. 3494 Martin Hurst Road Tallahassee, FL 32312 (850) 298-8866
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement Nos. 333-289299, 333-272967, 333-260098, 333-259175, and 333-280401 (the “Registration Statements”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”) by Trulieve Cannabis Corp., a Delaware corporation (“Trulieve Delaware”), as the successor to Trulieve Cannabis Corp., a corporation previously existing under the laws of the Province of British Columbia, Canada (“Trulieve British Columbia”) prior to changing its jurisdiction to the State of Delaware. For purposes of this Amendment and the Registration Statements, the terms the “Company,” “Trulieve,” “we,” “us” and “our” refer to (i) Trulieve British Columbia or (ii) Trulieve Delaware, as applicable.
On August 11, 2026, the Company changed its jurisdiction of incorporation from the Province of British Columbia in Canada to the State of Delaware in the United States pursuant to a “continuance” effected in accordance with Section 308 of the Business Corporations Act (British Columbia) and a “domestication” (the “Domestication”) under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”).
The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) before the effective date of the Domestication will not reflect the change in the Company’s jurisdiction of incorporation.
Upon effectiveness of the Domestication, each outstanding Subordinate Voting Share, no par value, of Trulieve British Columbia at the time of the Domestication automatically became one Subordinate Voting Share, $0.0001 par value, of Trulieve Delaware. The Subordinate Voting Shares of Trulieve Delaware continue to be listed for trading on The New York Stock Exchange under the symbol “TRLV.”

In connection with the Domestication, the Company continues its obligations under the Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan (the “HH&R Plan”) and the Third Amended and Restated Trulieve Cannabis Corp. 2021 Omnibus Incentive Plan (the “Omnibus Plan” and, together with the HH&R Plan, the “Plans”) and all of the outstanding equity awards under the Plans.
Upon effectiveness of the Domestication, each outstanding stock option, restricted stock unit and performance stock unit settleable into Subordinate Voting Shares of Trulieve British Columbia remained exercisable for or able to be settled into an equivalent number of Subordinate Voting Shares of Trulieve Delaware for the equivalent exercise price per share (if applicable), without any action by the holder.

The rights of stockholders of the Company are now governed by Delaware law, the certificate of incorporation of the Company (the “Certificate of Incorporation”) and the bylaws of the Company (the “Bylaws”), which were adopted in connection with the Domestication. Delaware law, the Certificate of Incorporation and the Bylaws contain provisions that differ in certain respects from Trulieve British Columbia’s organizational documents and British Columbia law. A description of the rights of stockholders before and after the Domestication is described in the definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2025.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the SEC either as part of the Registration Statements or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in the Registration Statements pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are incorporated by reference herein:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026, including any amendments or supplements thereto;
(b) The portions of the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 29, 2026 (File No. 000-56248) that are incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, including any amendments or supplements thereto;
(c) The Registrant’s Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2026, filed with the Commission on May 7, 2026 and the Registrant’s Quarterly Report on Form 10-Q as of and for the three months ended June 30, 2026, filed with the Commission on August 7, 2026;
(d) The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 29, 2026, February 18, 2026, March 5, 2026, April 21, 2026, June 4, 2026, June 9, 2026, June 11, 2026, June 12, 2026, July 2, 2026, August 5, 2026 and August 11, 2026; and
(e) The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on February 2, 2021, including any amendment or report filed with the Commission hereafter for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of those documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Set forth below is a description of the DGCL, our Certificate of Incorporation and our Bylaws, as such provisions relate to the indemnification of our directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the DGCL, our Certificate of Incorporation and our Bylaws.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than a derivative action), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and no indemnification shall be made in respect of any claim as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Also under Section 145 of the DGCL, a corporation may pay the expenses (including attorneys’ fees) incurred by officers and directors in defending against lawsuits in advance, provided that such director or officer undertakes to repay any advanced funds if it is ultimately determined that such person is not entitled to be indemnified by the corporation.
The Certificate of Incorporation and the Bylaws generally provide mandatory indemnification and advancement of expenses to directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation provides for rights of indemnification and advancement to its employees and agents.
Section 145 of the DGCL provides that a determination regarding indemnification shall be made by the corporation with respect to a person who is a director or officer of the corporation at the time of such determination: (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the corporation’s stockholders.
A director or officer may also apply to the Delaware Court of Chancery or any other court of competent jurisdiction in Delaware for a determination that indemnification is proper in the circumstances.
Section 145 of the DGCL and the Bylaws provide that it is not exclusive of other indemnification that may be granted by the Certificate of Incorporation, the Bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
The Bylaws also provide that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his heirs, executors, or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the board of directors.
The Company’s Certificate of Incorporation contains provisions that limit the liability of the Company’s directors and officers for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors and officers will be further limited to the greatest extent permitted by the DGCL.

Further, we have entered or intend to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
Pursuant to the DGCL and the Bylaws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity.
Directors’ and officers’ liability insurance has been purchased for the benefit of our directors and officers to back up the Company’s indemnification of them against liability incurred in their capacity as directors and officers, subject to certain limitations under applicable law. We also maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been directors or officers of the Company. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit number	Description
3.1	Certificate of Incorporation of Trulieve Cannabis Corp. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on August 11, 2026).
3.2	Bylaws of Trulieve Cannabis Corp. (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the Commission on August 11, 2026).
5.1*	Opinion of DLA Piper LLP (US).
10.1
Third Amended and Restated Trulieve Cannabis Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 13, 2025).

10.2	Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 filed with the SEC on October 6, 2021).
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Marcum LLP.
23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).
24.1*	Power of attorney (included on signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective registration statement; and

    (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) of Item 512 of Regulation S-K do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tallahassee, the State of Florida, on the 24th day of August, 2026.

TRULIEVE CANNABIS CORP.

By:	/s/ Kim Rivers
Kim Rivers
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Kim Rivers and Eric Powers as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kim Rivers	Director, Chief Executive Officer (Principal Executive Officer)	August 24, 2026
Kim Rivers

/s/ Jan Reese	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 24, 2026
Jan Reese

/s/ Matthew Foulston	Director	August 24, 2026
Matthew Foulston

/s/ Peter Healy	Director	August 24, 2026
Peter Healy

/s/ Richard May	Director	August 24, 2026
Richard May

/s/ Thomas Millner	Director	August 24, 2026
Thomas Millner

/s/ Jane Morreau	Director	August 24, 2026
Jane Morreau

/s/ Susan Thronson	Director	August 24, 2026
Susan Thronson